                                                                  Order 2002-7-2

[DEPARTMENT OF TRANSPORTATION LOGO]                         Served: July 5, 2002

                            UNITED STATES OF AMERICA
                          DEPARTMENT OF TRANSPORTATION
                            OFFICE OF THE SECRETARY
                               WASHINGTON, D.C.

                  Issued by the Department of Transportation
                          on the 1st day of July, 2002


Essential air service at

EL DORADO/CAMDEN, ARKANSAS                             Docket OST-1997-2935 - 64
JONESBORO, ARKANSAS
HARRISON, ARKANSAS
HOT SPRINGS, ARKANSAS
ENID, OKLAHOMA                                         Docket OST-1 997-2401
PONCA CITY, OKLAHOMA
BROWNWOOD, TEXAS                                       Docket OST-1 997-2402

under 49 U.S.C. 41731 et seq.

                            ORDER SELECTING CARRIER
                      AND ESTABLISHING FINAL SUBSIDY RATES

SUMMARY
By this order, the Department is selecting Air Midwest, Inc., to provide essential air service at the seven communities named above for a two-year period at subsidy rates totaling $6,693,881 annually.

BACKGROUND
By Order 2002-2-9, February 11, 2002, the Department tentatively reselected Big Sky to provide subsidized service at seven communities in Arkansas, Oklahoma and Texas for the two-year period beginning December 1, 2001, at annualized subsidy rates totaling $8,146,535 during the first 6 months and $7,781,317 during the remaining 18 months. Under the terms of that order, Big Sky was authorized to continue providing the following services with 19-seat Metro 111 or Metro 23 aircraft: 12 Jonesboro-El Dorad/Camden-Dallas/Ft. Worth and 6 El Dorado/Camden-Dallas/Ft. Worth round trips a week; 18 Harrison-Hot Springs-Dallas/Ft. Worth round trips a week; 17 Enid-Ponca City-Dallas/Ft. Worth and 7 Enid-Ponca City-Denver round trips a week; and 18 Brownwood-Dallas/Ft. Worth round trips a week.(1)

---------
(1) See Appendix A for a map. In tentatively reselecting Big Sky, the Department continued to authorize two modifications in the communities' services that had been approved during the previous rate period. First, in February 2000 the Department allowed Big Sky to operate some of Enid's and Ponca City's service to Denver rather than Dallas/Ft. Worth. Second, in September 2001 the Department allowed Big Sky to discontinue Harrison's service to St. Louis in exchange for increased service to

Consistent with normal program policy, Order 2002-2-9 also provided for objections to our tentative decision, and invited competing proposals from other carriers interested in providing service at the communities, with or without subsidy requests.

CARRIER PROPOSALS
Three carriers have submitted proposals: Big Sky, Corporate Airlines, Inc., and a late-filed proposal from Mesa Air Group, Inc., on behalf of its subsidiary Air Midwest, Inc.(2) We will here describe the proposals in broad terms; they are also summarized in Appendix B.

Big Sky's proposal reflects the same service patterns and levels as those tentatively selected in Order 2002-2-9, at the same subsidy rates, which total roughly $7.8 million annually.

Mesa proposes the same service patterns and levels as Big Sky, operated with 19-seat Beech 1900 aircraft rather than Metros, at subsidy rates totaling about $6.7 million annually.

Corporate's proposal contains several options covering service at five of the seven communities, which the carrier would operate with 19-seat Jetstream 32 aircraft; however, Corporate's proposal does not contemplate service at Enid or Brownwood. Under Option A, Corporate would operate 18 nonstop round trips a week to Memphis from the four Arkansas communities -- El Dorado/Camden, Harrison, Hot Springs and Jonesboro -- and 18 nonstop round trips a week from Ponca City to Kansas City, at subsidy rates totaling about $7.8 million a year. Under Option B, the four Arkansas communities' services would consist of 12 round trips a week rather than 18, with Ponca City's service remaining at 18 round trips a week, at subsidy rates totaling about $6.9 million a year.

Corporate's proposal contains two further options for Jonesboro that contemplate service to St. Louis rather than Memphis. Under Option C, Corporate would operate 18 nonstop round trips a week from Jonesboro to St. Louis at an annual subsidy rate of about $1.7 million. Corporate's total annual subsidy for all five communities, with Option C for Jonesboro, would be either $8.4 million with Option A for the other four communities, or $7.5 million with Option B for the other four communities. And finally, under Option D, Corporate would operate 12 nonstop round trips a week from Jonesboro to St. Louis at an annual subsidy rate of about $1.3 million. The total annual subsidy for all five communities, with Option D for Jonesboro, would be either $8.0 million with Option A for the other four communities, or $7.1 million with Option B for the other four communities.

The total subsidy for Corporate's proposal thus ranges from $6.9 to $8.4 million a year for five communities, depending on the particular options involved. Under any of Corporate's options,

--------------------------------------------------------------------------------
Dallas/Ft. Worth. The modifications were supported by the communities and reduced the carrier's subsidy requirement.
(2) Mesa did not submit a complete proposal on behalf of Air Midwest until several days after the due date of March 6. As a matter of longstanding policy, we accept late proposals to the extent practical, though we accord them less weight than proposals that are timely filed.

the Department would need to subsidize another carrier at Enid and Brownwood at additional cost.

COMMUNITY COMMENTS
All seven communities have submitted comments on the carriers' proposals. Five of the communities support Air Midwest, although the City of Camden stipulates that at least one round trip a day should serve Camden's Harrell Field rather than El Dorado's Goodwin Field. The City of Jonesboro states that its first choices are either of Corporate's options proposing service to St. Louis, followed by Air Midwest's proposal. The City of Ponca City expresses some concerns about both Big Sky and Air Midwest, has no comments regarding Corporate, and indicates no preference at all.

DECISION
After reviewing the carrier proposals and community comments, we have decided to select Air Midwest to provide subsidized service at all seven communities for a two-year period, at annual subsidy rates totaling $6,693,881.(3) Although Air Midwest's proposal was filed late and therefore carries less weight than the other two, the factors in its favor are sufficiently compelling to merit our selection of it.

Under 49 U.S.C. 41733(c), we are required to consider, among other things, the applicants' operating experience, their marketing arrangements to ensure service beyond the hub, and the communities' views. All three carriers have considerable experience in scheduled service, and no strong distinction can be made on that score. On the other hand, a strong majority of the communities favor the selection of Air Midwest.

We have also traditionally given considerable weight to the amount of subsidy required by each applicant. In this regard, Air Midwest's proposal again stands foremost. Air Midwest proposes services identical to those already authorized for the incumbent, Big Sky, but would require about $1.1 million a year less subsidy than Big Sky. The difference in subsidy requirements between Air Midwest and Corporate is even greater. Corporate's least expensive service package, Option B, is nearly $170,000 a year above Air Midwest's proposal, but does not reflect the additional subsidy that would be required in our selecting another carrier to serve Enid and Brownwood, which are not included in Corporate's proposal at all. Moreover, Corporate's Option B would provide El Dorado/Camden, Harrison and Hot Springs with less service than Air Midwest's proposal -- 12 round trips a week rather than 18.(4)

The Jonesboro community has expressed a preference for Corporate's proposed service to St. Louis. And in fact, the strongest elements of Corporate's proposal are its Jonesboro-St. Louis options, where its marketing alliance with American Airlines, Inc., would enable it to operate as an American Connection carrier and thus provide travelers to/from Jonesboro with on-line

--------------------
(3) See Appendix C for details of Air Midwest's compensation requirements.
(4) Corporate's Option A would provide those communities with 18 round trips a day, but would cost $1.1 million a year more than Mesa's proposal and we would still need to subsidize another carrier at Enid and Brownwood.

connecting services at St. Louis, an American Airlines hub. However, we conclude that this advantage is outweighed by the much greater subsidy involved. Air Midwest proposes serving El Dorado/Camden and Jonesboro together on a single route to Dallas/Ft. Worth at a subsidy of about $1.8 million a year. In comparison, Corporate's Option D requires about $1.3 million a year to operate nonstop, turnaround service between Jonesboro and St. Louis.(5) If we were to select Corporate at Jonesboro, however, we would still need to select a carrier to operate nonstop, turnaround service between El Dorado/Camden and Dallas/Ft. Worth. We estimate that selecting Air Midwest to serve El Dorado/Camden in such a fashion would require subsidy of approximately $1.3 million annually.(6) Consequently, the combined subsidy necessary to support Corporate at Jonesboro and another carrier at El Dorado/Camden would be at least $2.6 million a year -- $800,000 more than Air Midwest requires to serve both communities on a single route.

Similarly, selecting Air Midwest to serve Enid and either Big Sky or Corporate to serve Ponca City would be considerably more expensive than selecting Air Midwest to serve the two communities together. And in this case, Ponca City has expressed no preference among the carriers.

We understand the City of Camden's desire for scheduled service at Harrell Field rather than El Dorado's Goodwin Field, about 30 miles away. However, El Dorado and Camden are certificated as a single, hyphenated community, and service at either one of the airports satisfies its essential air service requirements.(7) Under the circumstances, we have no statutory authority to direct a carrier to serve one airport or the other, or some combination of the two. Such service decisions are instead a matter of carrier discretion, and we would encourage the two cities to work with the carrier toward a satisfactory arrangement.

CARRIER TRANSITION
Mesa has informed us that Air Midwest will be able to inaugurate service at the communities about 60 to 90 days following our decision here, at which time we will end our reliance on Big Sky to provide essential air service at the communities. We expect Air Midwest and Big Sky to coordinate the transition in essential air service responsibilities; our staff is prepared to assist in that effort. In particular, we expect Big Sky to contact all travelers holding reservations for flights that it intends to suspend, to inform them of the suspension and the availability of Air Midwest's service, and to assist them in arranging alternate transportation.

CARRIER FITNESS
49 U.S.C.41737(b) and 41738 require that we find an air carrier fit, willing and able to provide reliable service before we compensate it for providing essential air service. We last found Air Midwest fit by Order 2002-3-29, March 29, 2002, in connection with its essential air service

------------------
(5) We are here comparing Air Midwest's proposal with Corporate's Option D because both involve 12 round trips a week. Corporate's Option C would involves 18 round trips a week, but of course would require even more subsidy -- nearly $1.7 million annually.
(6) Based on the data in Air Midwest's proposal. Big Sky's and Corporate's subsidy requirements for serving El Dorado/Camden alone with as many flights as Air Midwest would be even higher.
(7) We previously addressed this issue in Order 95-1-45, January 27, 1995.

at four communities in western Kansas. Since then, the Department has routinely monitored the carrier's continuing fitness, and no information has come to our attention that would lead us to question its ability to operate in a reliable manner. Based on our review of its most recent submissions, we find that Air Midwest continues to have available adequate financial and managerial resources to provide quality service at the communities at issue here, and that it continues to possess a favorable compliance disposition. The Federal Aviation Administration has advised us that the carrier is conducting its operations in accordance with 14 CFR Part 121, and knows of no reason why we should not find that Air Midwest remains fit.

This order is issued under authority delegated in 49 CFR 1.56a(f).

ACCORDINGLY,
1. We select Air Midwest, Inc., to provide essential air service at El Dorado/Camden, Jonesboro, Harrison and Hot Springs, Arkansas, Enid and Ponca City, Oklahoma, and Brownwood, Texas, as described in Appendix D, from the date on which the carrier begins service through the 24th month following the commencement of service;

2. We set the final rates of compensation for Air Midwest, Inc., for the provision of essential air service at El Dorado/Camden, Jonesboro, Harrison and Hot Springs, Arkansas, Enid and Ponca City, Oklahoma, and Brownwood, Texas, as described in Appendix D, from the date on which the carrier begins service through the 24th month following the commencement of service, payable as follows: for each month during which essential air service is provided, the amount of compensation shall be subject to the weekly ceilings set forth in Appendix D, and shall be determined by multiplying the subsidy-eligible arrivals and departures completed during the month by the following amounts:(8)


           El Dorado/Camden and Jonesboro  $587.50
           Harrison and Hot Springs        $538.97
           Enid and Ponca City             $399.55
           Brownwood                       $525.71


3. We direct Air Midwest, Inc., to retain all books, records, and other source and summary documentation to support claims for payment, and to preserve and maintain such documentation in a manner that readily permits its audit and examination by representatives of the Department. Such documentation shall be retained for seven years or until the Department indicates that the records may be destroyed. Copies of flight logs for aircraft sold or disposed of must be retained. The carrier may forfeit its compensation for any claim that is not supported under the terms of this order;

4. We find that Air Midwest, Inc., continues to be fit, willing and able to operate as a commuter air carrier and capable of providing reliable essential air service at El Dorado/Camden,

----------------
(8) See Appendix D for the calculation of these rates, which assume the use of the aircraft designated. I f the carrier reports a significant number of aircraft substitutions, revision of these rates may be required.

Jonesboro, Harrison and Hot Springs, Arkansas, Enid and Ponca City, Oklahoma, and Brownwood, Texas;

5. These dockets will remain open until further order of the Department; and

6. We will serve copies of this order on the mayors and airport managers of El Dorado/Camden, Jonesboro, Harrison and Hot Springs, Arkansas, Enid and Ponca City, Oklahoma, and Brownwood, Texas; Air Midwest, Inc.; Big Sky Transportation Co., d/b/a Big Sky Airlines; and Corporate Airlines, Inc.

By:

                                                READ C. VAN DE WATER
                                          Assistant Secretary for Aviation
(SEAL)                                         and International Affairs

                An electronic version of this document is available
                    on the World Wide Web at http://dms.dot.gov

                                                                      APPENDIX A

                                      MAP

                                   [GRAPHIC]

                                                                      APPENDIX B
                                                                     Page 1 of 2

                          SUMMARY OF CARRIER PROPOSALS


                                BIG SKY AIRLINES

Big Sky's proposed service remains the Same as presented in Order 2002-2-9, operated with 19-seat Metro III or Metro 23 aircraft:
    12 round trips a week from El Dorado/Camden and Jonesboro to Dallas/Ft. Worth, plus another 6 from El Dorado/Camden Only;
    18 round trips a week from Harrison and Hot Springs to Dallas/Ft. Worth; 17 round trips a week from Enid and Ponca City to Dallas/Ft. Worth, plus another 7 from both communities to Denver; and 18 round trips a week from Brownwood to Dallas/Ft. Worth.


                                                                                           Subsidy
                               Annual Passengers  Annual Revenues    Annual Expenses    With 5% Profit

El Dorado/Camden
   and Jonesboro                      7,690         $  669,115         $2,560,171         $2,037,361
Harrison and Hot Springs             10,530            726,634          2,808,213          2,242,821
Enid and Ponca City                  15,870          1,368,045          3,556,254          2,387,830
Brownwood                             4,280            159,944          1,202,680          1,113,305



7-Community Totals
                                                                                           Subsidy
                               Annual Passengers  Annual Revenues    Annual Expenses    With 5% Profit


                                     38,370         $2,923,738        $10,127,318         $7,781,317


                                MESA/AIR MIDWEST

Mesa proposes the same service patterns and frequencies as Big Sky, but would use 19-seat Beech 1900 aircraft.



                                                                                           Subsidy
                               Annual Passengers  Annual Revenues   Annual Expenses    With 5% Profit

El Dorado/Camden
   and Jonesboro                     12,071         $1,136,926         $2,793,801         $1,796,565
Harrison and Hot Springs             12,396            863,477          2,706,202          1,978,036
Enid and Ponca City                  18,687          1,685,239          3,466,516          1,954,603
Brownwood                             5,800            216,746          1,125,165            964,677



7-Community Totals
                                                                                           Subsidy
                               Annual Passengers  Annual Revenues    Annual Expenses    With 5% Profit
                                     48,954         $3,902,388       $10,091,684          $6,693,881

                                                                      APPENDIX B
                                                                     Page 2 of 2

                               CORPORATE AIRLINES

Option A: 18 nonstop round trips a week from each community to Memphis (except to Kansas City for Ponca City) with 19-seat Jetstream 32 aircraft. Corporate did not submit any proposals for Enid or Brownwood.



                                                                                   Subsidy
                      Annual Passengers   Annual Revenues    Annual Expenses    With 5% Profit

El Dorado/Camden             10,836         $  816,764         $2,362,586         $1,663,951
Harrison                     10,836            816,764          2,336,313          1,636,365
Hot Springs                  10,836            762,313          2,261,312          1,612,065
Jonesboro                    10,836            598,960          1,625,129          1,107,425
Ponca City                    9,030            771,388          2,459,988          1,811,599


Option B: 12 nonstop round trips a week from each community to Memphis with 19-seat Jetstream 32 aircraft. For this option, Corporate did not submit a 12-round-trip proposal for Ponca City.

                                                                                   Subsidy
                      Annual Passengers   Annual Revenues    Annual Expenses    With 5% Profit

El Dorado/Camden              7,224         $  544,509         $1,820,603         $1,367,124
Harrison                      7,224            544,509          1,807,527          1,353,394
Hot Springs                   7,224            508,208          1,753,953          1,333,443
Jonesboro                     7,224            399,307          1,328,610            995,734
Ponca City (as in Option A)   9,030            771,388          2,459,988          1,811,599


Option C for Jonesboro only: 18 nonstop round trips a week to St. Louis with 19-seat Jetstream 32 aircraft.


                                                                                   Subsidy
                      Annual Passengers   Annual Revenues    Annual Expenses    With 5% Profit
Jonesboro                   12,642          $  889,365        $ 2,444,237         $1,671,084

Option D for Jonesboro only: 12 nonstop round trips a week to St. Louis with 19-seat Jetstream 32 aircraft.

                                                                                   Subsidy
                      Annual Passengers   Annual Revenues    Annual Expenses    With 5% Profit
Jonesboro                     8,428         $  592,910         $1,809,523         $1,307,989


5-Community Totals
                                                                                   Subsidy
                      Annual Passengers   Annual Revenues    Annual Expenses    With 5% Profit
Option A                     52,374        $ 3,766,189        $11,045,328        $ 7,831,405
Option B                     37,926          2,767,921          9,170,681          6,861,294
Option A with C              54,180          4,056,594         11,864,436          8,401,064
Option A with D              49,966          3,760,139         11,229,722          8,031,069
Option B with C              43,344          3,257,979         10,286,308          7,542,644
Option B with D              39,130          2,961,524          9,651,594          7,172,649


                                                                      APPENDIX C
                                                                     Page 1 of 3

                               AIR MIDWEST, INC.
           ANNUAL COMPENSATION REQUIREMENTS FOR ESSENTIAL AIR SERVICE
      AT EL DORADO/CAMDEN, HARRISON, HOT SPRINGS AND JONESBORO, ARKANSAS,
               ENID AND PONCA CITY, OKLAHOMA, AND BROWNWOOD, TEXAS
                           (at 98 percent completion)

                                                             El Dorado/Camden    Harrison and         Enid and
                                                               and Jonesboro     Hot Springs         Ponca City          Brownwood
                                                               -------------     -----------         ----------          ---------


Departures                    App. C, p. 2                         3,058              3,670              4,178               1,835
Block Hours                   App. C, p. 2                         3,364              3,211              3,932               1,376
Revenue passenger-miles       App. C, p. 3                     4,578,742          3,678,948          7,135,390             783,000
Available seat-miles          App. C, p. 2                    13,642,456         13,074,375         16,273,801           4,706,775



Revenues :
  Passenger                   App. C. P. 3                   $ 1,125,669        $   854,928        $ 1,668,553         $   214,600
  Freight                     1.0% of psgr rev                    11,257              8,549             16,686               2,146
                                                             -----------        -----------        -----------         -----------
Total Revenues                                               $ 1,136,926        $   863,477        $ 1,685,239         $   216,746

Direct Expenses:
  Crew & Training             $135.00 per block hour         $   454,140        $   433,485        $   530,820         $   185,760
  Fuel & Oil                  $106.60 per block hour             358,602            342,293            419,151             146,682
  Hull Insurance              $13.30 per block hour               44,741             42,706             52,296              18,301
  Maintenance                 $245.09 per block hour             824,483            786,984            963,694             337,244
  Aircraft Rent               $82.09 per block hour              276,151            263,591            322,778             112,956
                                                             -----------        -----------        -----------         -----------
Total Direct Expenses                                        $ 1,958,117        $ 1,869,059        $ 2,288,739         $   800,943

Indirect Expenses:
  Traffic-related             $0.072 per RPM                 $   329.669        $   264,844        $   513,748         $    56,376
  Marketing                   $5,000 per community                10,000             10,000             10,000               5,000
  Departure-related           $117.59 per departure              359,590            431,555            491,291             215,778
  Capacity-related            $0.01 per ASM                  $   136,425            130,744            162,738              47,068
                                                             -----------        -----------        -----------         -----------
Total Indirect Expenses                                      $   835,684        $   837,143        $ 1,177,777         $   324,222

Total Operating Expenses                                     $ 2,793,801        $ 2,706,202        $ 3,466,516         $ 1,125,165

Operating Loss                                               $ 1,656,875        $ 1,842,725        $ 1,781,277             908,419
Profit Element at 5% of Total
  Operating Expenses                                         $   139,690            135,311        $   173,326              56,258

Compensation Requirement                                     $ 1,796,565        $ 1,978,036        $ 1,954,603         $   964,677



                                                                      APPENDIX C
                                                                     Page 2 of 3

                         ANNUAL DEPARTURES, BLOCK HOURS,
                            AND AVAILABLE SEAT-MILES


-----------------------------------------------------------------------------------------
                                                       Dpts       Block Hours    ASMs

-----------------------------------------------------------------------------------------
El Dorado/Camden-Dallas/Ft. Worth
  36 dpts x 52 weeks x .98 completion                  1,835
  1,835 dpts x 70 min/60                                            2,141
  1,835 dpts x 19 seats x 246 mi                                               8,576,790
Jonesboro-El Dorado/Camden
  24 dpts x 52 weeks x .98 completion                  1,223
  1,223 dpts x 60 min/60                                            1,223
  1,223 dpts x 19 seats x 218 mi                                               5,065,666

Total                                                  3,058        3,364     13,642,456

-----------------------------------------------------------------------------------------
Hot Springs-Dallas/Ft. Worth
  36 dpts x 52 weeks x .98 completion                  1,835
  1,835 dpts x 70 min/60                                            2,141
  1,835 dpts x 19 seats x 252 mi                                               8,785,980
Harrison-Hot Springs
  36 dpts x 52 weeks x .98 completion                  1,835
  1,835 dpts x 35 min/60                                            1,070
  1,835 dpts x 19 seats x 123 mi                                               4,288,395

Total                                                  3,670        3,211     13,074,375

-----------------------------------------------------------------------------------------
Enid-Ponca City
  32 dpts x 52 weeks x .98 completion                  1,631
  1,631 dpts x 20 min/60                                              544
  1,631 dpts x 19 seats x 45 mi                                                1,394,505
Enid-Dallas/Ft. Worth
  18 dpts x 52 weeks x .98 completion                    917
  917 dpts x 70 min/60                                              1,070
  917 dpts x 19 seats x 244 mi                                                 4,251,212
Ponca City-Dallas/Ft. Worth
  18 dpts x 52 weeks x .98 completion                    917
  917 dpts x 70 min/60                                              1,070
  917 dpts x 19 seats x 264 mi                                                 4,599,672
Enid-Denver
  14 dpts x 52 weeks x .98 completion                    713
  713 dpts x 105 min/60                                             1,248
  713 dpts x 19 seats x 445 mi                                                 6,028,415

Total                                                  4,178        3,932     16,273,804

-----------------------------------------------------------------------------------------
Brownwood-Dallas/Ft. Worth
  36 dpts x 52 weeks x .98 completion                  1,835
  1,835 dpts x 45 min/60                                            1,376
  1,835 dpts x 19 seats x 135 mi                                               4,706,115

-----------------------------------------------------------------------------------------

                                                                      APPENDIX C
                                                                     Page 3 Of 3

                     ANNUAL PASSENGERS, PASSENGER REVENUE,
                           AND REVENUE PASSENGER-MILES


--------------------------------------------------------------------------------
                                                     Psgr Rev          RPMs

--------------------------------------------------------------------------------
El Dorado/Camden-Dallas/Ft. Worth
  4,689 psgrs x $87.75                            $  411,460
  4,689 psgrs x 246 mi                                              1,153,494
Jonesboro-Dallas/Ft. Worth
  7,382 psgrs x $96.75                               714,209
  7,382 psgrs x (218 + 246 mi)                                      3,425,248

Total: 12,071 psgrs                               $1,125,669        4,578,742

--------------------------------------------------------------------------------
Hot Springs-Dallas/Ft. Worth
  5,424 psgrs x $69.00                            $  374,256
  5,424 psgrs x 252 mi                                              1,366,848
Harrison-Dallas/Ft. Worth
  5,772 psgrs x $76.00                               438,672
  5,772 psgrs x (252 + 123 mi)                                      2,164,500
Hot Springs-Harrison
  1,200 psgrs x $35.00                                42,000
  1,200 psgrs x 123 mi                                                147,600

Total: 12,396 psgrs                               $  854,928        3,678,948

--------------------------------------------------------------------------------
Enid-Dallas/Ft. Worth
  4,040 psgrs x $64.00                            $  258,560
  4,040 psgrs x (244 + 264 + 45 mi)/2                               1,117,060
Enid-Denver
  4,887 psgrs x $109.00                              532,683
  4,887 psgrs x 445 mi                                              2,174,715
Ponca City-Dallas/Ft. Worth
  5,510 psgrs x $66.00                               363,660
  5,510 psgrs x (264 + 244 + 45 mi)/2                               1,523,515
Ponca City-Denver
  3,350 psgrs x $109.00                              365,150
  3,350 psgrs x (445 + 45 mi)                                       1,641,500
Dallas/Ft. Worth-Denver
  900 psgrs x $165.00                                148,500
  900 psgrs x (264 + 45 + 445 mi)                                     678,600

Total: 18,687 psgrs                               $1,668,553        7,135,390

--------------------------------------------------------------------------------
Brownwood-Dallas/Ft. Worth
  5,800 psgrs x $37.00                            $  214,600
  5,800 psgrs x 135 mi                                                783,000

--------------------------------------------------------------------------------

                                                                      APPENDIX D
                                                                     Page 1 of 2

                               AIR MIDWEST, INC.
                            ESSENTIAL AIR SERVICE AT
        EL DORADO/CAMDEN, HARRISON, HOT SPRINGS AND JONESBORO, ARKANSAS,
              ENID AND PONCA CITY, OKLAHOMA, AND BROWNWOOD, TEXAS

--------------------------------------------------------------------------------
EFFECTIVE PERIOD                         Two years, beginning on the date that
                                         the carrier begins service through the
                                         24th month following the commencement
                                         of service
--------------------------------------------------------------------------------
SERVICE

El Dorado/Camden                         18 nonstop round trips to Dallas/Ft.
                                         Worth each week
Jonesboro                                12 nonstop or one-stop round trips to
                                         Dallas/Ft. Worth each week
Harrison                                 18 nonstop or one-stop round trips to
                                         Dallas/Ft. Worth each week
Hot Springs                              18 nonstop round trips to Dallas/Ft.
                                         Worth each week
Enid and Ponca City                      17 nonstop or one-stop round trips to
                                         Dallas/Ft. Worth and 7 nonstop or
                                         one-stop round trips to Denver each
                                         week. At its own discretion, the
                                         carrier may instead operate all 24
                                         round trips to Dallas/Ft. Worth.
Brownwood                                18 nonstop round trips to Dallas/Ft.
                                         Worth each week

--------------------------------------------------------------------------------
AIRCRAFT TYPE                            Beech 1900 (19 seats)

--------------------------------------------------------------------------------
TIMING OF FLIGHTS                        Flights must be well-timed and
                                         well-spaced to ensure full compensation

--------------------------------------------------------------------------------
SUBSIDY RATE PER
ARRIVAL/DEPARTURE
El Dorado/Camden and Jonesboro           $587.50 1/
Harrison and Hot Springs                 $538.97 2/
Enid and Ponca City                      $399.55 3/
Brownwood                                $525.71 4/

--------------------------------------------------------------------------------
COMPENSATION CEILING
EACH WEEK
El Dorado/Camden and Jonesboro           $35,250.00 5/
Harrison and Hot Springs                 $38,805.84 6/
Enid and Ponca City                      $38,356.80 7/
Brownwood                                $18,925.56 8/
--------------------------------------------------------------------------------

                     FOOTNOTES APPEAR ON THE FOLLOWING PAGE

                                                                     APPENDIX D
                                                                     Page 2 of 2

                                      NOTE

The carrier understands that it may forfeit its compensation for any flights that it does not operate in conformance with the terms and stipulations of the rate order, including the service plan outlined in the order and any other significant elements of the required service, without prior approval. The carrier understands that an aircraft take-off and landing at its scheduled destination constitutes a completed flight; absent an explanation supporting subsidy eligibility for a flight that has not been completed, such as certain weather cancellations, only completed flights are considered eligible for subsidy. In addition, if the carrier does not schedule or operate its flights in full conformance with the order for a significant period, it may jeopardize its entire subsidy claim for the period in question. If the carrier contemplates any such changes beyond the scope of the order during the applicable period of these rates, it must first notify the Office of Aviation Analysis in writing and receive written approval from the Department to be assured of full compensation. Should circumstances warrant, the Department may locate and select a replacement carrier to provide service on these routes. The carrier must complete all flights that can be safely operated; flights that overfly points for lack of traffic will not be compensated. In determining whether subsidy payment for a deviating flight should be adjusted or disallowed, the Department will consider the extent to which the goals of the program are met and the extent of access to the national air transportation system provided to the community.

If the Department unilaterally, either partially or completely, terminates or reduces payments for service or changes service requirements at a specific location provided for under this agreement, then, at the end of the period for which the Department does make payments in the agreed amounts or at the agreed service levels, the carrier may cease to provide service to that specific location without regard to any requirement for notice of such cessation. Those adjustments in the levels of subsidy and/or service that are mutually agreed to in writing by the parties to this agreement do not constitute a total or partial reduction or cessation of payment.

Subsidy contracts are subject to, and incorporate by reference, relevant statutes and Department regulations, as they may be amended from time to time. However, any such statutes, regulations, or amendments thereto shall not operate to controvert the foregoing paragraph.

                                   FOOTNOTES

1/ Annual compensation of $1,796,565 divided by 3,058 annual arrivals and departures at a 98 percent completion factor, calculated as follows: 60 x 52 weeks x .98 completion = 3,058.
2/ Annual compensation of $1,978,036 divided by 3,670 annual arrivals and departures at a 98 percent completion factor, calculated as follows: 72 x 52 weeks x .98 completion = 3,670.
3/ Annual compensation of $1,954,603 divided by 4,892 annual arrivals and departures at a 98 percent completion factor, calculated as follows: 96 x 52 weeks x .98 completion = 4,892.
4/ Annual compensation of $964,677 divided by 1,835 annual arrivals and departures at a 98 percent completion factor, calculated as follows: 36 x 52 weeks x .98 completion = 1,835.
5/ Subsidy rate per arrival/departure of $587.50 multiplied by 60 subsidy-eligible arrivals and departures each week.
6/ Subsidy rate per arrival/departure of $538.97 multiplied by 72 subsidy-eligible arrivals and departures each week.
7/ Subsidy rate per arrival/departure of $399.55 multiplied by 96 subsidy-eligible arrivals and departures each week.
8/ Subsidy. rate per arrival/departure of $525.71 multiplied by 36 subsidy-eligible arrivals and departures each week.